Exhibit 23.1




                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-08567) pertaining to the Farm Bureau 401(k) Savings Plan, of our reports (a) dated February 5, 2002, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. included in its Annual Report (Form 10-K) and (b) dated May 7, 2002, with respect the financial statements of the Farm Bureau 401(k) Savings plan included in its Annual Report (Form 11-K), both for the year ended December 31, 2001, filed with the Securities and Exchange Commission.



                             /s/ Ernst & Young LLP

Des Moines, Iowa
August 21, 2002